CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-20083, 333-47534, 333-118374, 333-87573, and 333-120545), Form S-4 (No. 333-104818) and Form S-8 (Nos. 333-65516, 333-44820, 333-38312, 333-37656, and 333-72117) of Old National Bancorp of our report dated March 8, 2006 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Old National Bancorp's Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
April 4, 2006